Exhibit 99.1

TPG RE Finance Trust, Inc. Closes $1.25 Billion Commercial Real Estate CLO

New York, NY, March 31, 2021 /BusinessWire/ — TPG RE Finance Trust, Inc. (NYSE: TRTX) (“TRTX” or the “Company”) announced today that it closed TRTX 2021-FL4, a $1.25 billion managed Commercial Real Estate Collateralized Loan Obligation (“CRE CLO”). The Company placed $1.04 billion of investment grade bonds with institutional investors, providing TRTX with term financing on a non-mark-to-market, non-recourse basis. TRTX 2021-FL4 includes a two-year reinvestment period, an advance rate of 83%, a $308.9 million “ramp” feature to finance future loan originations, and a weighted average interest rate at issuance of LIBOR plus 1.60%, before transaction costs. The Company received net cash proceeds from TRTX 2021-FL4 of approximately $104.8 million for investment and other corporate purposes.

Since January 2018, TRTX has issued four CRE CLOs totaling $4.4 billion in support of the Company’s long-standing strategy of increasing its percentage of non-recourse, non-mark-to-market liabilities. Following the closing of TRTX 2021-FL4, approximately 84% of the Company’s funded debt is non-mark-to-market.

During the first quarter of 2021, the Company closed or executed term sheets for six loans with an aggregate commitment amount of $335.3 million, substantially all of which is slated for prompt contribution to TRTX 2021-FL4. These loans have a weighted average coupon of 3.61% and a weighted average estimated as-is loan-to-value ratio of 76%.

Wells Fargo Securities, LLC acted as sole structuring agent, co-lead manager and joint bookrunner for TRTX 2021-FL4. Barclays Capital Inc., BofA Securities, Inc., Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC acted as co-lead managers and joint bookrunners.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

ABOUT TRTX

TPG RE Finance Trust, Inc. is a commercial real estate finance company that focuses primarily on originating, acquiring, and managing first mortgage loans and other commercial real estate-related debt instruments secured largely by institutional-quality properties located in primary and select secondary markets in the United States. The Company is externally managed by TPG RE Finance Trust Management, L.P., a part of TPG Real Estate, which is the real estate investment platform of TPG. For more information regarding TRTX, visit www.tpgrefinance.com.

INVESTOR RELATIONS CONTACT

(212) 405-8500

IR@tpgrefinance.com

MEDIA CONTACT

TPG RE Finance Trust, Inc.

Courtney Power

(415) 743-1550

media@tpg.com